Aquilex Holdings LLC	Exhibit 99.1

Press release dated March 31, 2011 reporting the company’s financial results for the three and twelve months ended December 31, 2010, and for the comparable periods in 2009.

03.31.11 - Aquilex Holdings LLC Reports Fourth Quarter and Fiscal Year 2010 Financial Results

Aquilex Holdings LLC (“Aquilex” or “Company”) today announced its financial results for the three and twelve months ended December 31, 2010. The 2010 full-year results are included in Aquilex’s 2010 Annual Report on Form 10-K as filed today with the SEC and posted on the Company’s website for which the link is as follows: www.aquilex.com/company/investor-relations.

Financial Results

Aquilex’s revenues for the three and twelve months ended December 31, 2010 were $137.7 million and $461.8 million, respectively. For the three months ended December 31, 2010, revenues increased $15.5 million, or 12.7%, as compared to the corresponding prior year period. The increase was largely attributable to higher revenues in our SRO segment resulting from the execution of international projects. For the twelve months ended December 31, 2010, revenues decreased $19.2 million, or 4.0%, as compared to the corresponding prior year period. The overall decline was primarily attributable to lower revenues in our SRO segment resulting from the deferral of several customers’ maintenance projects in the first and second quarters of 2010. Additionally, the decrease for the twelve-month period was due to the impact of extremely weak demand in January and February of 2010 in our Industrial Cleaning segment for cleaning services from refinery and fossil fuel power customers. These first-quarter declines in our Industrial Cleaning segment were partially offset by increases of 3.1% in March 2010, 13.4% for the second quarter of 2010, 2.9% for the third quarter of 2010, and 7.7% for the fourth quarter of 2010, in each case as compared to the corresponding prior year period, largely due to increased demand for cleaning services related to customers’ turnaround projects.

Adjusted EBITDA (see “Note on Use of Adjusted EBITDA” below) for the three and twelve months ended December 31, 2010 was $25.9 million and $70.7 million, respectively. For the three and twelve months ended December 31, 2010, Adjusted EBITDA decreased $3.0 million and $17.3 million, or 10.5% and 19.6%, respectively, as compared to the corresponding prior year period. These declines resulted primarily from lower gross profit which was largely the result of an increase in indirect and project execution costs and unfavorable Nuclear field cost management largely occurring at a nuclear plant site. Margin decreases were also caused by the increase in the proportion of revenue derived from lower margin services provided to customers and lower pricing on jobs.

Depreciation and amortization costs for the three and twelve months ended December 31, 2010, decreased $0.8 million and $4.5 million, or 7.7% and 10.7%, respectively, as compared to the corresponding prior year periods. These decreases were primarily due to asset dispositions and assets becoming fully depreciated, partially offset by the depreciation of new capital assets acquired in 2010.

Net interest expense for the three and twelve months ended December 31, 2010, decreased $5.9 million and $14.6 million, or 37.8% and 25.4%, respectively, as compared to the corresponding prior year periods. These decreases were primarily attributable to a lower effective interest rate on the current capital structure of term debt and senior notes as a result of the refinancing activities we undertook in December 2009 and April 2010. As a result of the April 2010 refinancing, we recognized a loss on extinguishment of debt of $24.4 million during the second quarter of 2010 resulting from the write-off of the related deferred financing costs, original issue discount amounts and a prepayment penalty.

An impairment charge of $158.7 million was recognized in the fourth quarter of 2010. Based on management’s forecast for future revenues and operating income at the date of the impairment test date, there was an indication of impairment in one reporting unit, and accordingly, the second-step impairment testing to determine the extent of any impairment was performed for the reporting unit. Based on the result of the second-step impairment testing, we recorded a $101.1 million non-cash goodwill impairment charge which is reflected in the SRO reporting unit. In addition, as a result of the testing, it was also determined that the indefinite lived trade name, customer relationships, and technology intangible assets in the SRO reporting unit were also impaired, and we recorded a $57.6 million non-cash intangible asset impairment charge.

Our effective tax rate was 21.8% and 24.8% for the three and twelve months ended December 31, 2010, respectively, and (32.4%) and 16.3% for the three and twelve months ended December 31, 2009, respectively. Our effective income tax rates for the year ended December 31, 2010 and 2009 differed from the federal statutory rate principally because of state and local income taxes, deduction limitations for per diems for field employees, the impairment of goodwill, changes to the valuation allowance for certain state NOLs, and a decrease in certain unrecognized tax positions.

Net loss for the three and twelve months ended December 31, 2010 was $119.2 million and $146.7 million, respectively.

The foregoing provides only a brief summary of our financial results for the three and twelve months ended December 31, 2010. For a more detailed discussion please refer to our 2010 Annual Report on Form 10-K as filed with the SEC.

Fourth Quarter and Fiscal Year 2010 Earnings Conference Call

The Company will host its fourth quarter and fiscal year 2010 earnings conference call at 9:00 a.m. Eastern Time on Friday, April 1, 2011. You are invited to listen to the call, which is available for telephone dial-in. Aquilex President and Chief Executive Officer, L.W. Varner, Jr., and Chief Financial Officer, Jay W. Ferguson, will participate. A recording of the call will also be made available on the Aquilex website. The conference call dial-in number is (866) 694-4624. The conference call identification number is 40485039.

Note on Use of Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We calculate Adjusted EBITDA as EBITDA, which we describe below, as adjusted for certain other items described below.

EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest expense, net, income tax expense (benefit), depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other specific items permitted in calculating covenant compliance under our senior secured credit agreement.

We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry and because these adjustments are necessary to calculate our covenant compliance under our senior secured credit agreement. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense, or the cash requirements necessary to service interest on our debts;

•	they do not reflect our income tax expense or the cash requirements to pay our taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•	Adjusted EBITDA does not reflect cash expenditures that may recur in future periods.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income.

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
	($ in thousands)

Net loss	$(119,197)	$(4,463)	$(146,727)	$(56,065)
Interest expense, net	9,775	15,717	43,012	57,619
Income tax expense (benefit)	(33,145)	1,092	(48,494)	(10,946)
Depreciation and amortization	9,364	10,140	37,358	41,852

EBITDA	(133,203)	22,486	(114,851)	32,460

Adjustments to EBITDA
Financing transaction costs (a)	—	1,012	202	1,012
Restructuring and process improvement costs (b)	—	441	—	4,665
Goodwill and intangible impairment loss (c)	158,652	—	158,652	44,147
Incentive units expense (d)	93	380	1,144	1,500
Loss on extinguishment of debt (e)	—	4,219	24,424	4,219
Severance costs (f)	—	—	905	—
Sarbanes Oxley compliance (g)	114	—	114	—
Other (h)	226	378	134	12

Adjusted EBITDA	$25,882	$28,916	$70,724	$88,015

(a)	Reflects accounting and legal fees incurred as a result of the $225 million 11 1/8% Senior Notes (the “Senior Notes”) offering.
(b)	Reflects costs incurred in connection with a corporate initiative to integrate and improve our Aquilex HydroChem and Aquilex SMS businesses. Expenses in 2009 included consulting fees and costs associated with a market opportunity and sales force effectiveness study, the establishment of standard procedures for branch operations in our Industrial Cleaning segment and the consolidation of our back office operations.
(c)	For the year ended December 31, 2009, this reflects the writedown of our goodwill and intangible assets as of September 30, 2009 as a result of a valuation assessment conducted in connection with the reorganization of our reporting units. The assessment concluded that goodwill in our SRO segment had been impaired and a non-cash charge of $44.1 million was recorded as of September 30, 2009. A valuation of these assets had previously been performed in connection with the Teachers’ Acquisition on December 15, 2008.

For the year ended December 31, 2010, this reflects the writedown of our goodwill and intangible assets as a result of several factors, including a significant slowdown in the economy and increased competition in our industry. The valuation assessment conducted in connection with these factors concluded that goodwill and intangibles in our SRO segment had been impaired and non-cash charges against these assets of $101.1 million and $53.2 million respectively were recorded in the fourth quarter of

2010. We also recorded an impairment of $4.4 million in 2010 for the indefinite lived trade name intangible asset in our SRO reporting unit.

(d)	Reflects expenses associated with vesting of time-vested profits interest units granted to members of Aquilex management. The value of these units was determined using the Black-Scholes-Merton method and the expense recorded as a non-cash compensation charge in SG&A.
(e)	2009 amounts reflect the removal of the loss on extinguishment that resulted from prepayment penalties and the writeoff of unamortized deferred financing and original issue discount balances associated with the refinancing of senior debt obligations with the proceeds of our issuance of Senior Notes. 2010 amounts reflect a loss on extinguishment of $24.4 million resulting from the write-off of deferred financing costs, original issue discount amounts and a prepayment penalty in connection with our entry into our amended and restated credit agreement on April 1, 2010.
(f)	Reflects severance costs which were in connection with the termination and the elimination of certain executive positions.
(g)	Reflects Sarbanes-Oxley compliance costs paid to third parties.
(h)	Amounts in 2009 and 2010 primarily reflect the impact of unrealized foreign currency transaction gains and losses.

Forward-looking statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including changes in Aquilex’s business, operations, financial condition, suppliers and customers perceptions of Aquilex among financial institutions and rating agencies, and the factors described in Aquilex’s filings with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2010 Annual Report on Form 10-K. Aquilex disclaims any obligation to update any forward-looking statements contained herein.

About Aquilex Holdings LLC

Aquilex Holdings LLC is the parent of Aquilex Corporation, a leading provider of critical maintenance, repair and industrial cleaning solutions to the energy industry. Through our divisional and branch offices in the United States and Europe, we provide our services to a diverse global base of over 600 customers, primarily in the oil and gas refining, chemical and petrochemical production, fossil and nuclear power generation and waste-to-energy industries.

Investor Relations Contact: Jay W. Ferguson, Chief Financial Officer (404) 869-5221.